Filed Pursuant to Rule 433

Registration No. 333-131970

$1,900,000,000
3-YEAR THREE-MONTH LIBOR NOTES

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse (USA), Inc.
Ratings:	Aa3 / AA- / AA- (Stable / Stable / Stable)
Note type:	Global Senior Notes
Minimum denomination:	$2,000 x $1,000
Trade date:	November 15, 2006
Settlement date:	November 20, 2006 (T+3)
Maturity date:	November 20, 2009
Principal amount:	$1,900,000,000
Benchmark:	3-Month LIBOR ("3mL")
Re-offer spread:	+ 8 bps
Re-offer yield to maturity:	3mL + 8 bps
Coupon:	3mL + 8 bps
Public offering price:	100.000%
Gross spread:	0.250%
Price to issuer:	99.750%
Net proceeds to Issuer:	$1,895,250,000
Interest payment dates:	February 20, May 20, August 20 & November 20 (First payment: February 20th, 2007) Subject to modified following business day convention.
Interest reset dates:	Each interest payment date (or, with respect to the initial interest period, November 20th, 2006)
Interest Determination Date:	Two London Business Days prior to each interest reset date
Day count:	Actual/360
CUSIP:	225434DS5
ISIN:	US225434DS53
Sole Bookrunner (92%):	Credit Suisse
Co-managers: (0.50% each)

ANZ Securities, Inc.

BB&T Capital Markets

BNP PARIBAS

Comerica Securities

Danske Markets

HSBC

HVB Capital Markets

KeyBanc Capital Markets

Mellon Financial Markets, LLC

Morgan Keegan & Company, Inc.

PNC Capital Markets, LLC

RBC Capital Markets

SEB Merchant Banking

SunTrust Robinson Humphrey

Wells Fargo Securities

Junior Co-managers: (0.25% each)	MFR Securities, Inc. Trilon International Inc.

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.